Exhibit 23.1

Consent of Independent Registered Certified Public Accounting Firm

We consent to the use of our report dated March 30, 2011, included in the Annual Report on Form 10-K of United Maritime Group, LLC for the year ended December 31, 2010, with respect to the consolidated financial statements of United Maritime Group, LLC, incorporated by reference in this Form 10-K/A.

/s/ Ernst & Young LLP

Tampa, Florida

April 29, 2011